Exhibit 4.7

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of May 10, 2023 (the “Agreement”), among Glen Eagle Resources Inc. a corporation incorporated under the laws of Canada (the “Vendor”), Shpirtrat Trust, a Trust incorporated under the laws of Ontario, and Z Six Financial Corporation, a Corporation incorporated under the laws of Ontario, or permitted assignees (collectively, the “Purchasers”).

WHEREAS:

A.	the Vendor is the registered and beneficial owner of the 2,700,000 shares (each a “Share”) in the capital of First Phosphate Corp. (the “Corporation”), which are subject to the Form 46-201F1 Escrow Agreement, dated February 15, 2023 entered into between the Corporation, Computershare, and certain shareholders of the Corporation (the “Escrow Agreement”), and scheduled to be released from escrow in 2023 and 2024 (900,000 on 22-Aug-23; 900,000 on 22-Feb-24; 900,000 on 22-Aug-24) (the “Purchased Shares”); and

B.	subject to the terms and conditions contained in this Agreement, the Vendor is willing to sell and the Purchasers are willing to purchase the Purchased Shares, with each Purchaser purchasing the number of Purchased Shares set out opposite such Purchaser’s name in Schedule A attached hereto, to be completed by the Purchasers and delivered to the Vendor on or before May 31, 2023.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledge by each party, the parties agree as follows.

SECTION 1

INTERPRETATION

1.1         Definitions. Unless otherwise provided in this Agreement, capitalized terms will have the following meanings and any capitalized terms defined elsewhere in this Agreement will have the meanings so given to them:

(a)	“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, all applicable laws, including any statute, regulation or by-law, treaty, directive, policy having the force of law, order, judgment, injunction, award or decree of any jurisdiction or Governmental Authority, which is binding on the parties (or on one party as applicable), and in effect from time to time.

(b)	“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Toronto, Ontario or New York, New York.

(c)	“Closing” means the closing of the transactions contemplated by this Agreement.

(d)	“Closing Date” means the Business Day on which the transactions contemplated by this Agreement occur, being on or before May 31, 2023, or such other date as the parties may mutually agree in writing.

(e)	“Closing Time” means 4:00 p.m. (Toronto time) on the Closing Date.

(f)	“Computershare” means Computershare Trust Company of Canada (or Computershare Investor Services Inc.), the Corporation’s transfer agent.

(g)	“Governmental Authority” means: (i) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (ii) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; (iii) any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and (iv) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

(h)	“Loss” any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the reasonable costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable professional fees and disbursements, but excluding loss of profits and punitive, exemplary, indirect, special and consequential damages.

(i)	“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority.

(j)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2         Construction. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Schedules are to Sections of and Schedules to this Agreement. In this Agreement, words importing the singular number only, include the plural and vice versa and words importing any gender include all genders. The term “including” means “including without limiting the generality of the foregoing”. A definition applies to other forms of the word. Except where otherwise expressly provided, all references to currency herein are to the lawful money of Canada.

SECTION 2

PURCHASE OF SHARES

2.1         Purchase and Sale. At the Closing Time, on and subject to and in accordance with the terms and conditions of this Agreement, the Vendor will sell to the Purchasers, and the Purchasers will purchase from the Vendor, the Purchased Shares, with each Purchaser purchasing and the Vendor selling the number of Purchased Shares set out opposite such Purchaser’s name in Schedule A attached hereto, to be completed by the Purchasers and delivered to the Vendor on or before May 31, 2023.

2.2         Escrowed Shares. The Purchased Shares held by the Vendor are subject to the Escrow Agreement. The Vendor shall sell the Purchased Shares to the Purchaser, and the Purchaser acknowledges that the Purchased Shares will remain subject to the terms of Escrow Agreement.

2.3         Amount of Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by the Purchasers to the Vendor for the Purchased Shares is CAD $590,000, being CAD $0.2185 per Purchased Share, in cash, with each Purchaser paying to the Vendor the amount set out opposite such Purchaser’s name in Schedule A attached hereto, to be completed by the Purchasers and delivered to the Vendor on or before May 31, 2023, in exchange for such Purchaser’s Purchased Shares.

2.4	Purchase Price in Trust.

(a)	Commencing on the Funding Date and until such funds are released in accordance with this Section 2.3, the Purchase Price shall be held by the Purchaser’s counsel in trust solely for the benefit of the Purchasers pursuant to the conditions of this Section 2.3. The Vendor hereby acknowledges and agrees that it is a condition of the payment by the Purchasers of the Purchase Price for the Purchased Shares that the Purchase Price is held in trust solely for the benefit of the Purchasers by the Purchaser’s counsel in accordance with this Section 2.3.

(b)	The Purchaser’s counsel shall retain the Purchase Price in trust solely for the benefit of the Purchasers until the issuance by Computershare of certificate(s) or direct registration statement(s) representing the Purchased Shares registered in the name of each Purchaser, in accordance with and as set out opposite the Purchaser’s name in Schedule A attached hereto, to be completed by the Purchasers and delivered to the Vendor on or before May 30, 2023, in which case the Purchase Price, including any interest earned thereon, shall be released in full to the benefit of the Vendor, unless otherwise consented to in writing by the parties hereto. The Purchase Price so held by the Purchaser’s counsel in trust for the Purchasers shall be deemed to be Purchase Price delivered by the Purchasers to the Vendor pursuant to Section 3.3(a).

(c)	Upon receipt of the Purchase Price and until such Purchase Price is released in accordance with this Section 2.3, unless otherwise agreed to in writing between the parties, the Purchase Price shall be kept by the Purchaser’s counsel in the bank account in which the Purchase Price is received pursuant to Section 3.3(a).

SECTION 3

CLOSING

3.1         Time and Place. The Closing will take place electronically at the Closing Time on the Closing Date, or at such other time on the Closing Date as may be agreed to orally or in writing by the Vendor and the Purchasers.

3.2	Deliveries of the Vendor:

(a)	On or before June 21, 2023 (the “Delivery Date”), the Vendor will deliver or cause to be delivered to the Purchasers, or Computershare, as applicable, the following documents and materials the direct registration statement representing the Purchased Shares, registered in the name of the Vendor for cancellation, or such other evidence of cancellation as required by Computershare, along with a duly executed irrevocable securities transfer form and letter of instruction, including any required signature or medallion guarantee, with respect to the Purchased Shares, and any other documents required by and in accordance with the requirements of Computershare, so as to register the Purchased Shares in the names of the Purchasers; and

(b)	On or before the Delivery Date, and continuing until the Closing, the Vendor will deliver or cause to be delivered to the Purchasers, or Computershare, as applicable, all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchasers, or Computershare, as applicable, to complete the transactions provided for in this Agreement, all of which will be in form and substance satisfactory to the Purchasers, acting reasonably.

3.3	Deliveries of the Purchasers:

(a)	Once Computershare has confirmed that they have received all required documents to process the transfer the Purchased Shares and issue a direct registration statement representing the Purchased Shares in the name of the Purchasers, on the day that is two (2) Business Days prior to the Closing Date (the “Funding Date”) the Purchasers will use commercially reasonable efforts to deliver or cause to be delivered to the Purchaser’s counsel, in trust, pursuant to the conditions of Section 2.3, the Purchase Price, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Vendor, with the Purchasers paying to the Vendor the amount set out opposite such Purchaser’s name in Schedule A attached hereto, to be completed by the Purchasers and delivered to the Vendor on or before May 30, 2023; and

(b)	On or before the Delivery Date, and continuing until the Closing, the Purchasers will use commercially reasonable efforts to deliver or cause to be delivered to the Vendor, or Computershare, as applicable, all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement, all of which will be in form and substance satisfactory to the Vendor, acting reasonably.

3.4         Closing Conditions in favour of the Vendor. The obligation of the Vendor to proceed with the Closing is subject to the fulfilment, prior to or at Closing, of the following conditions, any one or more of which may be waived in whole or in part at the option of the Vendor:

(a)	the representations and warranties of each Purchaser in Section 4.2 shall be true and correct as at the date hereof and shall be true and correct as at the Closing Time as if made by each Purchaser at the Closing Time;

(b)	the Purchasers will have performed and complied with in all respects all of the covenants to be performed or complied with by the Purchasers at or before the Closing Time (including the delivery of the Purchase Price and the execution and delivery, as appropriate, of the closing documents listed in Section 3.3);

(c)	there shall not be in effect any Applicable Law (including, for the avoidance of doubt, any order) that makes the consummation of the transactions contemplated under this Agreement illegal or otherwise prohibits or enjoins any party from consummating the transactions contemplated under this Agreement; and

(d)	The Vendor shall have disposed, on or before May 12, 2023, of the 436,500 free trading Shares it currently holds, through a permitted cross, at a price per Share equal to the higher of: (i) $0.40, and (ii) the maximum permitted discount.

If any condition in this Section 3.4 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Vendor to comply with its obligations under this Agreement, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity, either (y) terminate this Agreement by notice to the Purchasers, as provided in Section 5.1; or (z) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

3.5         Closing Conditions in favour of the Purchasers. The obligation of the Purchasers to proceed with the Closing is subject to the fulfilment, prior to or at Closing Time, of the following conditions, any one or more of which may be waived in whole or in part at the option of the Purchasers:

(a)	the representations and warranties of the Vendor in Section 4.1 shall be true and correct as at the date hereof and shall be true and correct as at the Closing Time as if made by the Vendor at the Closing Time;

(b)	the Vendor will have performed in all respects all of the covenants to be performed or complied with by the Vendor at or before the Closing (including the execution and delivery, as appropriate, of the closing documents listed in Section 3.2);

(c)	the Purchasers being a permitted transferee under the Escrow Agreement;

(d)	the Purchasers providing a signed copy of the acknowledgment and agreement to be bound by the Escrow Agreement attached to this Agreement as Schedule B;

(e)	prior to the Funding Date, the Purchasers have funded the aggregate Purchase Price to the Purchaser’s counsel; and

(f)	there shall not be in effect any Applicable Law (including, for the avoidance of doubt, any order) that makes the consummation of the transactions contemplated under this Agreement illegal or otherwise prohibits or enjoins any party from consummating the transactions contemplated under this Agreement.

If any condition in this Section 3.5 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Purchasers to comply with its obligations under this Agreement, then the Purchasers in their sole discretion may, without limiting any rights or remedies available to the Purchasers at law or in equity, either (y) terminate this Agreement by notice to the Vendor, as provided in Section 5.1; or (z) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1         Representations and Warranties of the Vendor. The Vendor hereby represents and warrants to the Purchasers as follows, and acknowledges that the Purchasers are relying upon such representations and warranties for the purposes of completing the transactions contemplated by this Agreement:

(a)	The Vendor is a corporation validly existing and in good standing under the laws of its jurisdiction of organization.

(b)	The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations hereunder and under all such other agreements and instruments.

(c)	The execution and delivery of this Agreement and all agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of the Vendor and this Agreement constitutes the valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, except as enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of general equitable principles, including the limitation that rights of indemnity, contribution and waiver may be limited by Applicable Laws.

(d)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any material contract, commitment, indenture, lease or other agreement to which the Vendor is a party or by which the Vendor or any of the Vendor’s material assets are bound.

(e)	The Vendor is the registered and beneficial holder of the Purchased Shares with good and marketable title thereto, free and clear of all liens, charges, encumbrances and claims of any other Person, other than the Escrow Agreement applicable to the Purchased Shares.

(f)	The Vendor acknowledges and confirms that the value of the Purchased Shares may fluctuate between the entering of this Agreement and the Closing Date, and after the Closing Date, and confirm that this Agreement is negotiated at arm’s length and the value or potential value of the Purchased Shares in the future will not change the Purchase Price or provide the Vendor with any additional rights or claims against the Corporation or the Purchasers.

(g)	No person is entitled to receive any brokerage commission, finder’s fee or other similar payment, compensation or commission in connection with the sale and purchase of the Purchased Shares hereunder and other transactions contemplated by this Agreement.

(h)	No action, suit, or proceeding shall be pending or threatened before any court or governmental agency whereby an unfavourable judgment, order, or similar ruling would (A) prevent consummation of the transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following Closing, or (C) adversely affect the right of the Purchasers to own the Purchased Shares.

(i)	The Vendor has no actual knowledge of a “material fact” or “material change” (as such terms are defined in Applicable Law) with respect to the Corporation that has not been publicly disclosed.

4.2         Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly (nor jointly and severally), hereby represents and warrants to the Vendor as follows, and acknowledges that the Vendor is relying upon such representations and warranties for the purposes of completing the transactions contemplated by this Agreement:

(a)	If the Purchaser is not an individual, the Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of organization.

(b)	The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations hereunder and under all such other agreements and instruments.

(c)	The execution and delivery of this Agreement and all agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of general equitable principles, including the limitation that rights of indemnity, contribution and waiver may be limited by Applicable Laws.

(d)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any contract, commitment, indenture, lease or other agreement to which the Purchaser is a party or by which the Purchaser or any of the Purchaser’s assets are bound.

(e)	The Purchaser is capable of evaluating investment risks independently, both in general and with regard to this Agreement, has been given the opportunity to consult with their personal financial, legal and tax advisors regarding the Purchased Shares and is assuming the economic risk of their investment in the Purchased Shares.

(f)	No person is entitled to receive any brokerage commission, finder’s fee or other similar payment, compensation or commission in connection with the sale and purchase of the Purchased Shares hereunder and other transactions contemplated by this Agreement.

(g)	The Purchaser is not a “U.S. Person” as defined in Regulation S of the U.S. Securities Act, and is effecting the transactions contemplated hereby outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act.

(h)	The Vendor has no actual knowledge of a “material fact” or “material change” (as such terms are defined in Applicable Law) with respect to the Corporation that has not been publicly disclosed.

4.3         Survival of Representations and Warranties. The respective representations and warranties given by the Vendor and the Purchasers contained in this Agreement shall survive the Closing and, notwithstanding such Closing, remain in full force and effect for the benefit of the recipient thereof, for a period of 12 months following the Closing Date.

SECTION 5

TERMINATION

5.1	Termination. This Agreement may be terminated on or prior to the Closing:

(a)	by the mutual written agreement of the Vendor and the Purchasers;

(b)	by written notice from the Vendor as permitted in Section 3.4;

(c)	by written notice from the Purchasers as permitted in Section 3.5;

(d)	by the Purchasers, if the Purchasers have not funded the aggregate Purchase Price to the Purchaser’s counsel prior to the Funding Date; or

(e)	by the Vendor, on one hand, or the Purchasers, on the other hand, if Closing has not occurred by the end of the day on May 31, 2023; provided, that a party may not terminate this Agreement under this Section 5.1(d) if such party has failed to perform any one or more of its material obligations or covenants under this Agreement required to be performed by it at or prior to Closing, unless otherwise agreed to by the parties in writing.

SECTION 6

INDEMNITY; LIMITATION OF LIABILITY

6.1         Disclaimer. EXCEPT AS SPECIFICALLY SET OUT OR REFERENCED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY PARTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING ANY MATTER.

6.2         Vendor Indemnity. The Vendor shall hereby indemnify the Purchasers and their respective officers, directors, employees, advisors, affiliates, shareholders and agents, for, and to hold them harmless against, and will reimburse them for, any Loss arising from, in connection with or related directly or indirectly to, (a) any material inaccuracy in or material breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, and (b) any material breach or any non-fulfilment of any material covenant or agreement on the part of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.3         Purchasers Indemnity. The Purchasers shall, severally and not jointly (nor jointly and severally), hereby indemnify the Vendor and its respective officers, directors, employees, advisors, affiliates, shareholders and agents, for, and to hold them harmless against, and will reimburse them for, any Loss arising from, in connection with or related directly or indirectly to,

(a) any material inaccuracy in or material breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement, and (b) any material breach or any non-fulfilment of any material covenant or agreement on the part of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.4         Limitations. Notwithstanding anything to the contrary herein, neither the Purchasers nor the Vendor will be liable (a) to the other with respect to this Agreement for an amount that exceeds the Purchase Price, and (b) for indirect or consequential, exemplary, punitive or special damages under this Agreement, even if such party has been advised of the possibility of such damages in advance.

SECTION 7

MISCELLANEOUS

7.1         Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action will be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

7.2         Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement all dollar amounts referred to in this Agreement are stated in Canadian dollars.

7.3         Notices. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (a) delivered personally, (b) sent by prepaid courier service or mail, or (c) sent by e-mail (return receipt requested) or other similar means of electronic communication, in each case to the applicable address set out below:

(i)       if to Purchasers, to:

as set out opposite such Purchaser’s name in Schedule A.

With a copy to:

Garfinkle Biderman LLP

1 Adelaide Street East, Suite 801

Toronto, Ontario M5C 2V9

Attention: Shimmy Posen

Email: sposen@garfinkle.com

(ii)       if to the Vendor, to:

Glen Eagle Resources Inc.

3650 F, boulevard Matte
Brossard, Quebec J4Y 2Z2

Attention: Karl Trudeau

Email: karltrudeau9@gmail.com

7.4         Expenses. Except as otherwise expressly provided herein, each party will be responsible for all costs and expenses (including any taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, accountants, and other advisers).

7.5         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any other understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set out in this Agreement.

7.6         Amendment or Waiver. Except as otherwise expressly permitted or specified herein, this Agreement will not be amended except by written agreement signed by each of the parties. No waiver of any obligation or any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific obligation or breach waived.

7.7         Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the parties.

7.8         Successors and Assigns. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and each of their successors and permitted assigns. This Agreement may not be assigned by the Vendor without the prior written consent of the Purchasers. This Agreement may be assigned by the Purchasers, or any single Purchaser, without the prior written consent of the Vendor.

7.9         Independent Legal Advice. The parties acknowledge that they have entered into this Agreement willingly with full knowledge of its terms and conditions. The parties further acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm that by their execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

7.10     Further Assurances. The Vendor shall from time to time promptly execute and deliver or cause to be executed and deliver all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the Purchasers may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provisions hereof.

7.11     Public Announcements. No party shall issue any press release or make any public announcement regarding the subject matter or terms of this Agreement without the prior written approval of the other parties; provided, however, that any party is permitted to make any public disclosure required by securities laws, in which case the disclosing party must provide the non-disclosing parties with a draft of the disclosure for review reasonably in advance of the release of same.

7.12     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and this Agreement shall be treated, in all respects, as an Ontario contract. Each party hereto irrevocably consents to the exclusive jurisdiction and venue of the courts within the Province of Ontario in connection with any matter based upon or arising out of this Agreement and agrees that the venue for any such proceeding shall be Toronto, Ontario.

7.13     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, and when taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by either party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by that party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed on their behalf this Agreement on the date first written above.

VENDOR:
GLEN EAGLE RESOURCES INC.

By:
Name: Karl Trudeau
Title: President and CEO

PURCHASERS:
Z SIX FINANCIAL CORPORATION

By:
Name: Laurence W. Zeifman
Title: President

SHPIRTRAT TRUST

By:
Name: John Passalacqua
Title: Trustee

SCHEDULE “A”

ALLOCATION OF PURCHASED SHARES

Purchaser	Address	Address and Email for Notice	Number of Purchased Shares	Purchase Price
John Passalacqua TR Shpirtrat Trust	4936 YONGE ST, SUITE 153, NORTH YORK ON M2N 6S3	garry@siskos.ca	1,212,713	$265,000

POF Capital Corp.	500 GLENCAIRN AVE, SUITE 506, NORTH YORK ON M2N 6S3	bkurtz@kurtzfinancial.com	22,881	$5,000
Z Six Financial Corporation	30 TANGREEN CIRCLE, THORNHILL ON L4J 5E2	lwz@zeifmans.ca	1,212,712	$265,000
CapWest Investment Corp	1056 HANDSWORTH RD, NORTH VANCOUVER BC V7R 2A6	Marcbranson@outlook.com	22,881	$5,000
Peter Kent Investments Inc.	445 WELLESLEY ST E, TORONTO ON M4X 1H8	pkent1@rogers.com	22,881	$5,000
Gilles Laverdiere	1374 RUE LAJOIE, LONGUEUIL QC J4G 2J7	gilles.laverdiere@vide otron.ca	22,881	$5,000
Garry Siskos	808 NORWICK RD, NEWMARKET ON L3X 1K8	garry@siskos.ca	183,051	$40,000
	TOTAL		2,700,000	CAD $590,000

Schedule “B” to Escrow Agreement

Acknowledgment and Agreement to be Bound

I acknowledge that the securities listed in the attached Schedule “A” (the “escrow securities”) have been or will be transferred to me and that the escrow securities are subject to an Escrow Agreement dated February 15, 2023 (the “Escrow Agreement”).

For other good and valuable consideration, I agree to be bound by the Escrow Agreement in respect of the escrow securities, as if I were an original signatory to the Escrow Agreement.

Dated at the City of Toronto, Ontario on May 19, 2023.

Where the transferee is an individual:

Signed, sealed and delivered by	)
Gilles Laverdiere in the presence of:	)
)
)
Signature of Witness	)
)
	)	Gilles Laverdiere
)
Name of Witness	)
)
Signed, sealed and delivered by	)
Garry Siskos in the presence of:	)
)
)
Signature of Witness	)
)
	)	Garry Siskos
)
Name of Witness	)
)

Where the transferee is not an individual:

JOHN PASSALACQUA TR SHPIRTRAT TRUST

/s/ John Passalacqua
John Passalacqua, Trustee

Where the transferee is not an individual:

POF Capital Corp.

Authorized signatory

Where the transferee is not an individual:

Z Six Financial Corporation

Authorized signatory

Authorized signatory

Where the transferee is not an individual:

CapWest Investment Corp.

Authorized signatory

Where the transferee is not an individual:

Peter Kent Investments

Authorized signatory